EXHIBIT 99.1

Marvin Tancer CFO & V.P. Operations Sirna Therapeutics, Inc. 303-449-6500	Amy Sullivan Senior Vice President Euro RSCG Life NRP 415-901-3705

SIRNA THERAPEUTICS REPORTS SECOND QUARTER FINANCIAL RESULTS

Boulder, CO—August 14, 2003—Sirna Therapeutics, Inc. (Nasdaq: RNAI) today reported a net loss applicable to common stock of $7.8 million, or $0.28 per share, for the quarter ended June 30, 2003 compared to a net loss applicable to common stock of $9.6 million, or $2.85 per share, for the same period in 2002. Net loss applicable to common stock for the first six months of 2003 was $13.3 million, or $.084 per share, compared to a net loss applicable to common stock of $18.1 million, or $5.40 per share, for the same period last year. Per share amounts have been adjusted to reflect the 1 for 6 reverse stock split which became effective on April 17, 2003.

The decrease in net loss for the period was primarily attributable to an increase in revenues from contract manufacturing plus lower operating expenses, reflecting the previously announced corporate restructuring and the Company’s change in business strategy to focus primarily on RNA interference (RNAi) technology. Research and development expenses for the second quarter of 2003 were $4.3 million, compared to $7.9 million for the second quarter of 2002. Offsetting the revenue increase and savings in operating expenses, the Company took a one-time non-cash expense of $5.3 million in deferred patent costs for patents which do not directly support the Company’s RNAi technology development focus.

The Company’s cash, cash equivalents and securities available-for-sale were $43.8 million at June 30, 2003. On April 21, 2003 the company consummated a private placement of $48 million of its common stock and warrants exercisable for additional shares of common stock to several biotechnology venture capital investors to support the Company’s research and development of RNAi-based therapeutics.

About Sirna Therapeutics

Sirna Therapeutics (Nasdaq: RNAI) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. Sirna Therapeutics is dedicated to engineering RNA-based molecules for therapeutic and diagnostic purposes. More information on Sirna Therapeutics is available on the Company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SIRNA THERAPEUTICS, INC.

CONDENSED BALANCE SHEET

	June 30, 2003	December 31, 2002
	(unaudited)
Assets
Cash, cash equivalents and securities available-for-sale	$43,791,328	$8,820,978
Accounts receivable	378,729	483,645
Equipment & leasehold improvements, net	3,948,372	4,523,809
Other assets, net	2,835,386	8,069,693

Total assets	$50,953,815	$21,898,125

Liabilities and stockholders’ equity (deficit)
Current liabilities	$3,627,689	$5,033,196
Long-term liabilities, long-term debt & convertible debt	4,100,283	6,488,712
Convertible preferred stock	—	14,329,366
Stockholders’ equity (deficit)	43,225,843	(3,953,149)

Total liabilities & stockholders’ deficit	$50,953,815	$21,898,125

SIRNA THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues
Collaborative agreements	$2,877,120	$1,039,814	$3,261,909	$1,966,222
Collaborative agreements—joint venture	—	424,998	2,283	850,810
Collaborative agreements—related parties	105,398	157,441	208,115	383,857

Total revenues	2,982,518	1,622,253	3,472,307	3,200,889

Expenses
Research and development	4,276,230	7,886,618	8,052,993	14,627,233
General and administrative	1,225,264	1,289,374	2,614,702	2,771,983
Deferred patent cost write off	5,344,266	—	5,344,266	—

Total expenses	10,845,760	9,175,992	16,011,961	17,399,216

Operating loss	(7,863,242)	(7,553,739)	(12,539,654)	(14,198,327)

Other income (expense)
Interest income	190,440	111,931	210,977	266,338
Interest expense	(83,633)	(266,102)	(208,099)	(602,890)
Other income (expense)	(2,060)	740	(2,789)	70
Equity in loss of unconsolidated affiliate	(76,765)	(1,550,170)	(209,448)	(3,017,193)

Total other income (expense)	27,982	(1,703,601)	(209,359)	(3,353,675)

Net loss	(7,835,260)	(9,257,340)	(12,749,013)	(17,552,002)
Accretion of dividends on preferred stock	—	300,856	562,388	503,772

Net loss applicable to common stock	$(7,835,260)	$(9,558,196)	$(13,311,401)	$(18,055,774)

Net loss per share (basic and diluted)	$(0.28)	$(2.85)	$(0.84)	$(5.40)

Shares used in computing net loss per share	28,273,448	3,352,333	15,895,980	3,344,132

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